SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Avenue NE, Suite 101, Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 2 Pages

Item 1.01 Entry into a Material Difinitive Agreement

Sale of selected patents and patent applications

Data I/O Corporation announced today that it has signed an agreement on November 15, 2007 for the sale of selected patents and patent applications to Leannoux Properties AG L.L.C. for net proceeds of approximately $3.3M and expects to report a net gain of approximately $2.1M, subject to customary closing conditions. The proposed patents and patent applications to be sold relate primarily to technology used in Data I/O Corporation’s Proline RoadRunner product line. Data I/O will retain a non-exclusive, royalty-free license to use the technology covered by these patents and applications. Additional payments are due to Data I/O Corporation upon license or transfer of the proposed patents and patent applications to certain third parties. However Data I/O Corporation does not currently anticipate receiving any such payments. The Patent Purchase Agreement includes customary representations and warranties for a transaction of this nature, including without limitation, representations and warranties regarding authority, title and validity.

Most of the patents to be sold relate to technology that the company has been practicing for a number of years. The sale does not include technology related to the firm’s most recent development programs. Regarding the proposed transaction, Fred Hume, President and CEO of Data I/O Corporation said, “This transaction should deliver a substantial financial benefit to our shareholders. It monetizes the value of these patents, avoids future annual maintenance and patent defense expenses, and allows Data I/O royalty-free use of these patents.”

The party to the agreement, Leannoux Properties AG L.L.C., is an unrelated party with no other material relationship to Data I/O Corporation.

Forward Looking Statement

Statements in this report concerning agreement closing and expectations of future payments and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to completion of closing conditions and future licensing expectations and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

November 19, 2007	By _/s/ Joel S. Hatlen________
Joel S. Hatlen
Vice President
Chief Financial Officer